EXHIBIT 99.1

[SCHAWK LOGO]

AT SCHAWK, INC.:                    AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                  INVESTORS:      KRISTINE WALCZAK

SR. VP AND CFO                                      312-726-3600
847-827-9494                                        KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM                               ----------------------
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                                    MEDIA:          KYRA KYLES
                                                    773-485-0903 OR 312-780-7208
                                                    KKYLES@DRESNERCO.COM
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                  CHICAGO-BASED SCHAWK, INC. ACCELERATES GROWTH
                 AND SOLIDIFIES WORLDWIDE OPERATIONS WITH CLOSE
                         OF SEVEN WORLDWIDE ACQUISITION

DES PLAINES, IL, FEBRUARY 1, 2005--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products and brand imaging markets, said it has completed its $191 million acquisition of Seven Worldwide, Inc., a global provider of industry-specific marketing execution and publishing solutions to clients in the consumer goods, retail, advertising, entertainment and publishing markets.

Currently headquartered in New York, Seven Worldwide serves clients from offices in North America, Europe, Australia, Asia and most recently India. This acquisition allows Schawk to significantly expand its global offering and increase market leadership in the creation and production of packaging, advertising and in-store marketing and signage. The transaction was financed with $122.4 million in cash and $68.6 million in Schawk stock.

"The combination of Schawk and Seven creates the global leader in image branding services, providing exceptional efficiency across a broad array of marketing activities and increasing brand consistency and value for our clients," David A. Schawk, president and chief executive officer, said. "Our unique blend of expertise and ability to collaborate directly with our clients and their suppliers brings unparalleled value that facilitates their ability to fully promote and bring brands to market in the shortest time frame while enjoying world class appearance and consistency in various markets around the world."

The Company also recently completed the acquisition of Winnetts, one of the leading providers of graphics and value chain services to consumer products companies, retailers and major print groups in the European market. Based on Schawk's (including Winnetts) and Seven Worldwide's consolidated current 2004 forecast, revenues for the combined businesses would be $630 million.

"The acquisition is a significant event in the future direction of the company," Schawk added, "and is a major step that is fully consistent with our strategic plan. The combined

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company will also generate substantial efficiencies and benefit from a stronger operational and competitive platform, driving productivity and growth, and improving client service."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, successful completion and integration of this acquisition and other potential acquisitions, if any, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit our website at www.schawk.com